EXHIBIT 99.1


                APARTMENT INVESTMENT AND MANAGEMENT COMPANY
             SELLS $125 MILLION OF CONVERTIBLE PREFERRED STOCK
                              TO GE CAPITAL


 DENVER, COLORADO, June 2, 1999 (NYSE: AIV)

      Apartment Investment and Management Company ("AIMCO") announced that it has sold $125 million of newly issued Class L Convertible Cumulative Preferred Stock (the "Preferred Stock") to GE Capital through their GE Equity and GE Capital Real Estate groups, in a private transaction. The Preferred Stock will have an initial dividend rate, payable quarterly, of 8.1% per annum. The Preferred Stock may be converted, at GE's option, into shares of AIMCO's Class A Common Stock at a conversion price of $46.48 per share. After the third anniversary of the date of issuance, AIMCO may redeem the Preferred Stock for cash. AIMCO used the proceeds from the Preferred Stock to payoff 100% of its outstanding short-term borrowings. With the issuance of the Preferred Stock, AIMCO's common and preferred equity capitalization increased to $3.8 billion and its common and preferred equity to total market capitalization ratio increased to 62%.

      "We are very pleased to have a major long-term investor like GE as part of the AIMCO investor base. GE was able to initiate, underwrite and fund the transaction in under 30 days," said Peter Kompaniez, AIMCO's president and vice chairman.

      GE Equity is the private equity group of GE Capital. GE Capital Real Estate invests in and finances commercial and multi-family residential properties and provides Asset Management and Loan Servicing. GE Capital, with assets of more than US$300 billion, is a global, diversified financial services company with 28 specialized businesses. A wholly-owned subsidiary of General Electric Company, GE Capital, based in Stamford, CT, provides equipment management, mid-market and specialized financing, specialty insurance and a variety of consumer services, such as car leasing, home mortgages and credit cards, to businesses and individuals around the world. GE is a diversified manufacturing, technology and services company with operations worldwide.

      AIMCO is a real estate investment trust with headquarters in Denver, Colorado and 35 regional operating centers, which holds a geographically diversified portfolio of apartment communities. AIMCO through its subsidiaries, operates approximately 2,100 properties, including approximately 375,000 apartment units, and serves approximately one million residents. AIMCO's properties are located in 49 states, the District of Columbia and Puerto Rico.

 Contact:  Peter Kompaniez, President (714) 593-1723
           Leeann Morein, Senior Vice President-Investor Services
               (303) 757-8101
           E-Mail:  Investor@aimco.com
           Web Site:  http://www.aimco.com